Exhibit 99.1

Contact:	Investor Relations:	Media:	RAI 2011-13
	(336) 741-5165	Jane Seccombe
(336) 741-5068

RAI board declares quarterly dividend, elects Kahler to board

WINSTON-SALEM, N.C. – July 15, 2011 – Reynolds American Inc. (NYSE: RAI) announced today that its board of directors declared a quarterly cash dividend on the company’s common stock of $0.53 per share ($2.12 per share annualized), and elected H. Richard Kahler as a Class I director.

The dividend will be payable on Oct. 3, 2011, to shareholders of record on Sept. 12, 2011. This is the 29th consecutive quarterly cash dividend that Reynolds American has declared since it became a public company on July 30, 2004. RAI’s policy is to return about 80 percent of the company’s current-year net income to shareholders in the form of dividends.

Kahler, a former senior executive of Caterpillar in Asia, is a member of the board of directors of Van Shung Chong based in Hong Kong. Kahler fills the board vacancy created by Betsy S. Atkins’ resignation in 2010 and will serve on the board’s Compensation and Leadership Development Committee. He is one of five RAI board members designated by Brown & Williamson Holdings, Inc., a subsidiary of British American Tobacco p.l.c., as part of the business combination undertaken in 2004 that resulted in the formation of RAI.

Web Disclosure

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; American Snuff Company, LLC; Santa Fe Natural Tobacco Company, Inc.; and Niconovum AB.

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R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. The company’s brands include many of the best-selling cigarettes in the U.S.: Camel, Pall Mall, Winston, Kool, Doral and Salem.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly, Kodiak and Levi Garrett.

•	Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other additive-free tobacco products, and manages and markets other super-premium brands.

•	Niconovum AB markets innovative nicotine replacement therapy products in Sweden and Denmark under the Zonnic brand name.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com.

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